EXHIBIT 99.1

ENTRAVISION COMMUNICATIONS CORPORATION

ANNOUNCES ADDITIONAL $100 MILLION SHARE REPURCHASE

PROGRAM

SANTA MONICA, CALIFORNIA – April 7, 2008 – Entravision Communications Corporation (NYSE: EVC) announced today that the Company’s Board of Directors has approved the repurchase of $100 million of the Company’s common stock, in addition to the repurchase of $100 million of common stock that was previously authorized on November 1, 2006. As of March 31, 2008, the Company had purchased approximately $93.3 million of common stock under its previously-authorized $100 million share repurchase program.

“This new repurchase program underscores the financial strength of Entravision and our commitment to returning value to our shareholders,” said Walter F. Ulloa, Chairman and Chief Executive Officer. “Our strong cash flows have enabled us to fund this significant capital program, which we believe is a prudent avenue to deploy our cash.”

The share repurchases will be made in the open market or negotiated transactions as market and business conditions warrant, in compliance with securities laws and other legal requirements.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television and radio operations to reach Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 48 owned and operated radio stations. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

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For more information, please contact:

Mike Smargiassi/Joe LoBello

Brainerd Communicators, Inc.

212-986-6667